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Morgan Stanley	For Immediate Release

Morgan Stanley to Sell Global Oil Merchanting Business to Rosneft

Transaction includes inventory, storage agreements and investments of oil merchanting unit; excludes Morgan Stanley’s U.S. infrastructure asset, TransMontaigne, as well as its client-facilitation oil trading business.

NEW YORK, December 20, 2013 –Morgan Stanley (NYSE: MS) today announced a definitive agreement to sell the Global Oil Merchanting unit of its Commodities division to a 100 percent subsidiary of Rosneft Oil Company. Financial terms of the transaction were not disclosed.

The sale includes a dispersed international network of oil terminal storage agreements; inventory; physical oil purchase, sale and supply agreements; equity investments; and freight shipping contracts.  Approximately 100 front-office executives in the U.S., UK and Singapore, or one-third of Morgan Stanley’s total commodities front-office personnel, will move to Rosneft Group as part of the transaction.

Morgan Stanley’s oil merchanting business engages in the global storage, trading and transportation of oil and refined products. The transaction does not include Morgan Stanley’s client-facilitation oil trading business; its ownership stake in U.S.-based oil storage, marketing and transportation company TransMontaigne; or any of its commodities operations outside of the oil sector. The Firm is currently exploring strategic options for its stake in TransMontaigne.

Morgan Stanley’s non-controlling 49 percent stake in Heidmar Holdings LLC, which manages pools comprising a fleet of approximately 100 independently owned commercial tankers, is among the oil-related investments being transferred to Rosneft.

The transaction is not expected to have a material impact on Morgan Stanley’s financial results. Among other conditions, it is subject to regulatory approvals in the U.S., the E.U. and certain other jurisdictions. It is targeted to close in the second half of 2014.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 1,200 offices in 43 countries.  For further information about Morgan Stanley, please visit www.morganstanley.com.

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